UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   RAYFIELD, ALLAN L
   4 CROWNINSHIELD ROAD
   MARBLEHEAD, MA  01945
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER-HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   June 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common stock               |10/23/|A(1)|V|707               |A  |$50.9375   |3,032(6)           |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option to Buy         |$42.9580|8/14/|A   |V|750(6)     |A  |8/14/|8/13/|Common stock|750(6) |(2)    |750(3)(6)   |D  |            |
                      |        |97   |    | |           |   |98   |07   |            |       |       |            |   |            |
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Phantom Stock Units   |1-for-1 |(4)  |A(4)|V|1,233.30(6)|A  |     |     |Common stock|1,233.3|       |3,604.73(6) |I  |(5)         |
                      |        |     |    | |           |   |     |     |            |0(6)   |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Conversion of director's fees for three-year term of office into restricted stock pursuant to the Non-Employee
Directors Stock Plan in a transaction exempt under Rule
16b-3.
(2) Granted under the Non-Employee Directors Stock Option Plan in a transaction exempt under Rule 16b-3.
(3) Mr. Rayfield also owns 1,500 additional options which were granted pursuant to the Corporation's
Non-Employee Directors Stock Option Plan in a transaction exempt under Rule
16b-3.
(4) Reinvestment of quarterly dividend equivalents in Phantom Stock Account in Directors Deferred Compensation
Plan from July 1, 1997, through June 30,
1998.
(5)  Directors' Deferred Compensation
Plan.
(6) Reflects 3-shares-for-2 common stock split paid on September 5, 1997.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
August 14, 1998